April 11, 2001

SBL Fund
700 Harrison Street
Topeka, KS 66636-0001

Subj:    SBL Fund - Rule 485(b) Filing
         Post-Effective Amendment No. 43
         File Nos. 811-2753 and 2-59353

Dear Sir/Madam:

In  connection  with the  registration  under the  Securities  Act of 1933 of an indefinite number of shares of common stock of SBL Fund (the "Company"),  I have examined such matters as I have deemed necessary to give this opinion.

On the basis of the  foregoing,  it is my opinion that the shares have been duly authorized  and, when paid for as  contemplated  by the  Company's  Registration
Statement, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration
Statement.

Sincerely,

CHRIS SWICKARD

Chris Swickard, Esq.
Assistant Secretary
SBL Fund